Exhibit 99.1

XL Group plc
XL House
One Bermudiana Road
Hamilton HM 08
Bermuda
Phone (441) 292-8515
Fax (441) 292-5280

Press Release

Contact:	David Radulski	Carol Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL GROUP PLC APPOINTS PETER R. PORRINO AS CHIEF FINANCIAL OFFICER

Hamilton, Bermuda – June 16, 2011 – XL Group plc (NYSE: XL) (“XL” or the “Company”) announced today the appointment of Peter R. Porrino as Executive Vice President and Chief Financial Officer. Mr. Porrino will join the Company in late August.

Mr. Porrino, who has more than 30 years of experience working in and advising the insurance industry, including considerable property and casualty insurance and reinsurance experience, will report to XL’s Chief Executive Officer, Mike McGavick, and will serve on XL’s Leadership Team.

Since 1999, Mr. Porrino has served as Ernst & Young's Global Insurance Industry Leader. In that role, he oversees the firm's worldwide insurance industry delivery of client services, thought leadership and strategic planning. His experience includes designing and implementing solutions to improve the use of financial information, developing strong relationships with the investor and analyst communities, and business strategy assessment and deployment.

Commenting on Mr. Porrino's appointment, Mr. McGavick said: “We are beyond thrilled to have Peter join XL as CFO. Peter's considerable insurance industry experience, combined with his broad background in corporate operations and global finance, make him the ideal addition to XL. As someone I have worked with for a number of years, I know the benefit we will gain from his strategic insights. Additionally, as a current advisor to XL, Peter knows the company and many of our leaders and will hit the ground running. I welcome Peter to our Leadership Team and look forward to the impact he will make."

Mr. Porrino, a CPA, first joined Ernst & Young in 1978 serving in the firm's New York and National insurance practices for 15 years before leaving to serve in senior management positions with several insurance companies. This experience includes Zurich Financial Services, where Mr. Porrino served as CFO of Zurich's NYSE listed subsidiary, Zurich Reinsurance Centre, Inc. He rejoined Ernst & Young in 1999.

Mr. Porrino holds an MBA from New York University and BBA in accounting from Pace University.

About XL

XL was formed in 1986 in response to the unmet risk management needs of 68 of the world's largest companies. This year, as XL celebrates its 25th anniversary, it remains the company clients look to for innovative insurance and reinsurance solutions for their most complex risks. XL Group plc, through its subsidiaries, is a global insurance and reinsurance company providing property, casualty, and specialty products to industrial, commercial, and professional firms, insurance companies and other enterprises on a worldwide basis. Its principal offices are located at No. 1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland. More information about XL Group plc is available at www.xlgroup.com.